EXHIBIT 10.27

FIRST AMENDMENT TO
THE WEINGARTEN REALTY PENSION PLAN

R E C I T A L S:

A.     WHEREAS, Weingarten Realty Investors (the “Employer”) has previously established the Weingarten Realty Pension Plan (the “Plan”) for the benefit of those employees who qualify thereunder and for their beneficiaries;

B.     WHEREAS, the Employer desires to amend Plan provisions regarding the eligibility of certain employees to participate in the Plan;

NOW, THEREFORE, pursuant to Section 16.1 of the Plan, the following amendment is hereby made and shall be effective January 1, 2005.

1.    Section 1.1(r) of the Plan, is amended in its entirety to be and read as follows:

(r)	An "Employee" means any employee of an Employer. Notwithstanding the foregoing, the term "Employee" shall not include the following:

(1)
Employees who are nonresident aliens (within the meaning of Code Section 7701(b)(1)(B)) and who receive no earned income (within the meaning of Code Section 911(d)(2)) from the Employer which constitutes income from sources within the United States (within the meaning of Code Section 861(a)(3)).

(2)
Employees whose employment is governed by the terms of a collective bargaining agreement between Employee representatives (within the meaning of Code Section 7701(a)(46)) and the Employer under which retirement benefits were the subject of good faith bargaining between the parties, unless such agreement expressly provides for coverage in this Plan.

(3)	Individuals classified by the Employer as independent contractors, regardless of whether such an individual is subsequently determined by the Internal Revenue Service to be an Employee.

(4)	Employees of Affiliated Employers, unless such Affiliated Employer have specifically adopted this Plan in writing.

(5)
Leased Employees. A Leased Employee means any person who performs services for an Employer or an Affiliated Company (the "recipient") (other than an employee of the recipient) pursuant to an agreement between the recipient and any other person (the "leasing organization") on a substantially full-time basis for a period of at least one year, provided that such services are performed under the primary direction or control of the recipient. An "excludable leased employee" means any leased employee of the recipient who is covered by a money purchase pension plan maintained by the leasing organization which provides for (i) a nonintegrated employer contribution on behalf of each participant in the plan equal to at least ten percent of compensation, (ii) full and immediate vesting, and (iii) immediate participation by employees of the leasing organization (other than employees who perform substantially all of their services for the leasing organization or whose compensation from the leasing organization in each plan year during the four-year period ending with the plan year is less than $1,000); provided, however, that leased employees do not constitute more than 20 percent of the recipient's nonhighly compensated work force. For purposes of this Section, contributions or benefits provided to a leased employee by the leasing organization that are attributable to services performed for the recipient shall be treated as provided by the recipient.

2.    Section 1.1(nn) of the Plan is hereby amended to be and read as follows:

A “Service Computation Period” means the 12-month period used for determining an Employee’s years of Service and years of Credited Service.

The Service Computation Period for determining an Employee’s years of Service and years of Credited Service is the Plan Year.

Notwithstanding the foregoing, solely for purposes of determining the eligibility of Project Employees, the initial Service Computation Period shall be the twelve (12) consecutive month period commencing with the Employee’s employment commencement date. The eligibility computation period for each such Employee shall shift to the Plan Year which includes the anniversary date of the Employee’s employment commencement date without regard to whether the Employee is entitled to be credited with one thousand (1,000) Hours of Service during the period, provided that an Employee who is credited with one thousand (1,000) Hours of Service in both the initial eligibility computation period and the Plan Year which includes the first anniversary of the Employee’s employment commencement date shall be credited with two (2) years of eligibility service.

3.    Section 1.1 of the Plan is hereby amended by adding the following subsection to the end thereof to be and read as follows:

(ss)	“Project Employee” means an Employee employed for short-term assignments, generally of six months’ duration or less.

4.    Section 4.1 of the Plan is hereby amended to be and read as follows:

4.1         Participation

Each Employee who was an Active Participant immediately prior to January 1, 2002, and who is an active Employee on April 1, 2002, shall become an Active Participant as of April 1, 2002. Each other person other than a Project Employee shall become an Active Participant as of the Entry Date coinciding with or immediately following the date he becomes an Employee.

Notwithstanding the preceding, with respect to Project Employees, any Project Employee who is credited with at least 1,000 Hours of Service in his initial eligibility computation period (or in any subsequent eligibility computation period as set forth in Section 1.1(nn) of the Plan) shall become a Participant on the first day of the month occurring on or following the completion of such requirement in such computation period.

IN WITNESS WHEREOF, the Employer has caused the Plan to be amended by this First Amendment this 1st day of August, 2005, to be effective January 1, 2005.

WEINGARTEN REALTY INVESTORS

By:         /s/ Michael Townsell
Name:   Michael Townsell
Title      VP Human Resources

ATTEST

By:   /s/ Dena Moon
Name:         Dena Moon
Title            HR Administrator